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                                                                    EXHIBIT 3.21

STATE OF ALABAMA
                                ss.

MADISON COUNTY

                            ARTICLES OF INCORPORATION
                                       OF
                              DANIEL & YEAGER, INC.

KNOW ALL MEN BY THESE PRESENTS,

         That I, Samuel C. Yeager, the undersigned incorporator, for the purpose of forming a business corporation pursuant to the provisions of Title 10, Chapter 2A, Code of Alabama (3975), as amended ("Alabama Business Corporation Act"), do hereby adopt these Articles of Incorporation, the same to constitute a charter for carrying on the business hereinafter specified.

                                    ARTICLE I
                               NAME OF CORPORATION

         The name of the corporation shall be Daniel & Yeager, Inc.

                                   ARTICLE II
                                    PURPOSES

         The nature of the business and the purposes for which the corporation is formed shall be as follows:

         (1) To provide support and personnel services and locum tenens services in the medical field, and to provide an perform all related services thereto.

         (2) To do all things necessary, desirable, or expedient in the operation, management, and conduct of the business.


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         (3) To transact all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

                                   ARTICLE III
                           REGISTERED OFFICE AND AGENT

         The address of the initial registered office of the corporation shall be 7220 Governors Drive, W., Huntsville, Alabama 35806, and the initial registered agent at such address shall be Samuel C. Yeager.

                                   ARTICLE IV
                                    DURATION

         The duration of the corporation shall be perpetual unless the corporation is dissolved by law or otherwise terminated.

                                    ARTICLE V
                                     SHARES

         The corporation shall be authorized to issue 1,000 common shares having a par value of $1.00 each.

                                   ARTICLE VI
                           INCORPORATOR AND DIRECTORS

         (1) INCORPORATOR: The name and address of the incorporator is as follows:

             NAME                               ADDRESS
             Samuel C. Yeager                   Huntsville, Alabama

         (2) DIRECTORS: The initial board of directors shall consist of four (4) directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and qualified, are as follows:


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             NAME                               ADDRESS
             Samuel C. Yeager                   7220 Governors Drive, S.W.
                                                Huntsville, Alabama   35806

             Charles F. Daniel, Jr.             933 Meadow Lane
                                                Henderson, South Carolina  27536

             Timothy L. Yeager                  563 Pettus Road
                                                Madison, Alabama  35758

             John S. Daniel                     2421 Inverloch Circle
                                                Dulth, Georgia  30136

                                   ARTICLE VII
                              REGULATORY PROVISIONS

         (1) VOTING: At any meetings of the shareholders of the corporation, the shareholders of record shall be entitled to one vote for each share standing in his name. Shares may be voted by the shareholders either in person or by proxy.

         (2) PRE-EMPTIVE RIGHTS: Each shareholder shall have a pre-emptive right to purchase additional or treasury shares of the corporation under the Alabama Business Corporation Act.

         (3) MANAGEMENT: The business and affairs of the corporation shall be under the management of a board of directors to consist initially of four (4) persons, and such number thereafter as may be fixed by the bylaws.

         (4) SHARES NONASSESSABLE: The shares of the corporation, when fully paid for in accordance with the subscription therefor, shall be fully paid and nonassessable, and in no case shall any shareholder be liable other than for the unpaid shares subscribed for by him.

         (5) LIEN ON SHARES: The corporation shall have a lien on the shares of a shareholder for any debt or liability owed to it by him before a notice of transfer or levy on such


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shares is received by the corporation. The corporation shall have the rights with respect to the lien conferred by the laws of the State of Alabama.

         (6) AMENDMENTS: The corporation reserves the right to amend or repeal any provision of these Articles of Incorporation in the manner provided by law; and all rights conferred upon the officers, directors, and shareholders of the corporation are granted subject to this reservation.

         (7) BYLAWS: The initial bylaws of the corporation shall be adopted by the shareholders. The power to alter, amend or repeal the bylaws or adopt new bylaws shall be vested in the board of directors: provided, however, that a majority of the shareholders may alter or amend such bylaws at any meeting of the shareholders called for that purpose.

         IN WITNESS WHEREOF, I, the said incorporator, have hereunto set my hand on this 25 day of October, 1989.

                                                  /s/ Samuel C. Yeager
                                                  ______________________________
                                                         Samuel C. Yeager

                           THIS INSTRUMENT PREPARED BY
                          BRADLEY, ARANT, ROSE & WHITE
                               By: Scott E. Ludwig
                              223 East Side Square
                            Huntsville, Alabama 35801
                            Telephone (205) 533-5040


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